Exhibit 99

Bassett Furniture Industries, Inc.	Barry C. Safrit, S.V.P., CFO
P.O. Box 626	(276) 629-6757 – Investors
Bassett, VA 24055
Jay S. Moore, Dir., Public Relations
For Immediate Release	(336) 389-5513 – Media

Bassett Furniture News Release

Bassett Announces Second Quarter 2007 Results

(Bassett, Va.) – July 5, 2007 – Bassett Furniture Industries Inc. (Nasdaq: BSET) announced today its results of operations for its fiscal quarter ended May 26, 2007.

Sales for the second quarter of 2007 were $75.4 million down 14% from the $87.7 million sold in the second quarter of 2006. As previously reported, this shortfall is primarily due to continued soft furniture retail conditions which have impacted both retail sales and wholesale shipments. The Company reported a net loss of $(2.4) million or $(0.20) per share as compared to net income of $2.8 million or $0.24 per share in the second quarter of 2006. The net loss for the second quarter of 2007 included several non-recurring charges such as severance costs related to the Bassett plant closure, lease exit costs related to three closed stores, and a leasehold improvement asset impairment related to downsizing the Company’s wholesale showroom. Excluding the effects of these charges, the Company’s net results for the quarter would have been basically a breakeven, which represents a $2 million improvement over the results for the first quarter of 2007. A reconciliation of adjusted net loss has been set forth below.

The Bassett Furniture retail store program had 133 stores (104 licensed and 29 Company-owned) in operation at the end of the second quarter. Two stores were opened during the quarter and one store was closed. The Company expects three to four new stores will be opened in the second half of the year.

“These are truly difficult times for our industry and our results for the second quarter reflect that,” said Robert H. Spilman Jr., Bassett president and chief executive officer. “We continue to believe the initiatives we have in place to improve our store program combined with actions we have and are taking to reduce our cost structure will make us a better company and coupled with a better overall retail environment should lead to improved operating results. An additional challenge will be repositioning our upholstery fabric line in light of the recent financial difficulties of two of our key suppliers.”

Wholesale Segment

Net sales for our wholesale segment were $63.4 million for the second quarter of 2007, 16% below the $75.4 million sales level attained in the second quarter of 2006. For the first half of 2007, approximately 72% of wholesale shipments were to Bassett stores compared to 69% in the first half of 2006. Additionally, approximately 46% of wholesale shipments in the first half were imported products compared to 44% in the first half of 2006. The wholesale segment generated operating income of $0.4 million in the second quarter of 2007 as compared to $3.4 million of operating income in the second quarter of 2006. This decrease in operating income was primarily attributable to the reduction in sales volume and partially due to wind-down costs associated with closing a wood manufacturing facility in Bassett, Va. The Company also incurred increased selling, general and administrative expenses associated with developing and distributing its spring and summer consumer catalogs, the development of the new store prototype, additional television advertising and the addition of new retail management personnel.

With the continued difficult furniture retail environment resulting in the significant drop in wholesale volume, the Company will continue to assess and adjust its wholesale cost structure to match the associated demand. The Company expects that the closure of the Bassett plant and a corresponding shift to more imported products will result in annual improvements beginning in 2008 to operating income of $3.0 to $4.0 million per year after factoring in expected sales reductions. Additionally, the Company has targeted another $3.0 to $4.0 million of annualized operating expenses it is currently in the process of reducing. These expenses are primarily in the areas of marketing, distribution, and sales and administrative support.

Retail Segment

Bassett’s 29 corporate stores continued to experience relatively soft conditions at retail with sales of $21.9 million in the second quarter of 2007 as compared to $20.9 million in 2006. The retail segment incurred an operating loss of $(2.7) million for the quarter compared to an operating loss of $(2.6) million in 2006. The 2007 loss included approximately $400 thousand of start-up related losses associated with two Boston area stores which were acquired at the beginning of the second quarter. Plans are in place to increase retail division gross margins, fully integrate the Boston stores into the Retail segment, and further reduce retail administrative expenses in the second half of the year.

Restructuring, Asset Impairment, and Lease Exit Charges

As previously announced the Company ceased operations at its wood manufacturing facility in Bassett earlier this month. The closure of the 323,000 square foot facility affected approximately 280 employees or 15% of the Company’s workforce. During the last few years, like most of the U.S. furniture industry, Bassett has experienced a shift in demand from domestically produced to imported wood furniture. With the current business levels, it was no longer feasible to continue to operate the large manufacturing facility even with the efficiency improvements and investments made over the last two years. The Company will source the majority of the products previously produced at this facility from overseas suppliers, continue to produce certain custom bedroom products domestically and discontinue production of certain slower selling items. The Company recorded a charge of approximately $1.0 million in the second quarter of 2007 for severance benefits associated with the plant closure. The Company recorded in the first quarter of 2007 a $3.6 million non-cash impairment charge related to the property at this facility.

Also during the quarter, as a result of current business levels and operating losses, the Company took a number of other actions to reduce its overall expense structure. These included finalizing a sublease agreement on one of its closed retail stores, making a decision to exit two other closed store locations, and reducing the size of its wholesale showroom by more than half. These specific actions which are all components of the Company’s overall cost reduction efforts described above are expected to reduce annual expenses by approximately $1.2 million. The Company recorded pretax non-cash charges of $1.9 million related to lease exit costs and approximately $1.0 million for an asset impairment related to the downsizing of its wholesale showroom.

Balance Sheet and Cash Flow

Inventories have decreased $6.2 million for the year due to lower business levels and improved inventory management. Accounts receivable have increased $1.7 million during the first half of 2007, due to the slower pace of collections from certain store licensees related in part to the overall retail environment. The Company believes it has adequate reserves for bad debts as it continues to aggressively work with its dealers to help ensure their long-term profitability and, in turn, improved cash collections for the Company.

The Company used $1.5 million of cash from operations during the first half of 2007 and paid $4.7 million in regular quarterly dividends. These cash uses were primarily funded through sales of investments netting an approximate $4.0 million, $2.8 million of dividends received from an affiliate and a $1.0 million increase in borrowings under its revolving credit facility. With $5.0 million outstanding, the $40 million revolving credit facility matures November 30, 2007 and is presented as a current liability in the consolidated balance sheet. The Company expects to renew the facility or have another facility in place prior to the maturity date.

About Bassett Furniture Industries, Inc.

Bassett Furniture Industries, Inc. (NASDAQ:BSET), is a leading manufacturer and marketer of high quality, mid-priced home furnishings. With more than 130 Bassett Furniture stores, Bassett has leveraged its strong brand name in furniture into a growing network of corporate and licensed stores that focus on providing consumers with a friendly environment for buying furniture and accessories. The most significant growth vehicle for Bassett continues to be the Company’s dedicated retail store program. Bassett’s retail strategy encompasses affordable custom-built furniture that is ready for delivery in the home within 30 days. The stores also feature the latest on-trend furniture styles, more than 1,000 upholstery fabrics, free in-home design visits, and coordinated decorating accessories. For more information, visit the Company’s website at bassettfurniture.com. (BSET-E)

Certain of the statements in this release, particularly those preceded by, followed by or including the words “believes,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results for periods beyond the end of the second quarter of fiscal 2007, constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. For those statements, Bassett claims the protection of the safe harbor for forward looking statements contained in the Private Securities Litigation Reform Act of 1995. In many cases, Bassett cannot predict what factors would cause actual results to differ materially from those indicated in the forward looking statements. Expectations included in the forward-looking statements are based on preliminary information as well as certain assumptions which management believes to be reasonable at this time. The following important factors affect Bassett and could cause actual results to differ materially from those indicated in the forward looking statements: economic, competitive, governmental and other factors identified in Bassett’s filings with the Securities and Exchange Commission, and the effects of national and global economic or other conditions and future events on the retail demand for home furnishings.

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BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income - Unaudited

(In thousands, except for per share data)

	13 Weeks Ended May 26, 2007		(Restated) 13 Weeks Ended May 27, 2006
	Amount	Percent of Net Sales	Amount	Percent of Net Sales
Net sales	$75,432	100.0%	$87,663	100.0%
Cost of sales	51,486	68.3%	59,887	68.3%

Gross profit	23,946	31.7%	27,776	31.7%

Selling, general and administrative	26,058	34.5%	26,706	30.5%
Restructuring and asset impairment charges	1,935	2.6%	—	0.0%
Lease exit costs	1,934	2.6%	—	0.0%

Income (loss) from operations	(5,981)	-7.9%	1,070	1.2%

Other income, net	2,782	3.7%	2,780	3.2%

Income (loss) before income taxes	(3,199)	-4.2%	3,850	4.4%
Income tax (provision) benefit	779	1.0%	(1,017)	-1.2%

Net income (loss)	$(2,420)	-3.2%	$2,833	3.2%

Basic earnings (loss) per share:	$(0.20)		$0.24

Diluted earnings (loss) per share:	$(0.20)		$0.24

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income - Unaudited

(In thousands, except for per share data)

	26 Weeks Ended May 26, 2007		(Restated) 26 Weeks Ended May 27, 2006
	Amount	Percent of Net Sales	Amount	Percent of Net Sales
Net sales	$148,852	100.0%	$174,152	100.0%
Cost of sales	102,595	68.9%	119,038	68.4%

Gross profit	46,257	31.1%	55,114	31.6%

Selling, general and administrative	51,882	34.9%	52,846	30.3%
Restructuring and impaired asset charges	5,544	3.7%	—	0.0%
Lease exit costs	1,934	1.3%	—	0.0%

Operating Income (loss)	(13,103)	-8.8%	2,268	1.3%

Other income, net	3,692	2.5%	4,553	2.6%

Income (loss) before income taxes	(9,411)	-6.3%	6,821	3.9%
Income tax (provision) benefit	2,804	1.9%	(1,808)	-1.0%

Net income (loss)	$(6,607)	-4.4%	$5,013	2.9%

Basic earnings (loss) per share:	$(0.56)		$0.42

Diluted earnings (loss) per share:	$(0.56)		$0.42

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands, except share and per share data)

	(Unaudited) May 26, 2007	November 25, 2006
Assets

Current assets
Cash and cash equivalents	$7,347	$6,051
Accounts receivable, net	39,922	38,253
Inventories	42,712	48,880
Deferred income taxes	6,047	6,391
Assets held for sale	—	1,091
Other current assets	10,435	6,812

Total current assets	106,463	107,478

Property and equipment, net	52,542	58,925

Investments	79,120	78,617
Retail real estate	32,573	33,501
Notes receivable, net	14,377	13,391
Other	19,781	18,025

	145,851	143,534

Total assets	$304,856	$309,937

Liabilities and Stockholders’ Equity

Current liabilities
Accounts payable	$18,704	$16,927
Customer deposits	7,975	8,310
Short-term revolving debt	5,000	—
Other accrued liabilities	21,221	18,323

Total current liabilities	52,900	43,560

Long-term liabilities
Post employment benefit obligations	15,124	15,263
Long-term revolving debt	—	4,000
Real estate notes payable	19,188	19,522
Distributions in excess of affiliate earnings	11,551	11,726
Other long-term liabilities	1,560	—

	47,423	50,511

Commitments and Contingencies

Stockholders’ equity

Common stock	59,016	59,018
Retained earnings	140,201	151,535
Additional paid-in-capital	2,002	1,993
Accumulated other comprehensive income	3,314	3,320

Total stockholders' equity	204,533	215,866

Total liabilities and stockholders' equity	$304,856	$309,937

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows—Unaudited

(In thousands)

	Six Months Ended
	May 26, 2007	As restated May 27, 2006
Operating activities:
Net income (loss)	$(6,607)	$5,013
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	4,779	4,444
Equity in undistributed income of investments and affiliated companies	(5,027)	(5,404)
Provision for restructuring and asset impairment costs	5,544	—
Provision for lease exit costs	1,934	—
Realized income from investments	(1,496)	(1,643)
Net loss from sales of property and equipment	33	—
Provision for losses on trade accounts receivable	1,388	1,680
Deferred income taxes	(724)	398
Changes in post employment benefit obligations	55	(265)
Cash received on licensee notes for operating activities	34	20
Changes in operating assets and liabilities (exclusive of assets acquired in a purchase transaction):
Accounts receivable	(7,853)	(5,431)
Inventories	7,002	(4,816)
Other current assets	(3,574)	1,231
Accounts payable and accrued liabilities	3,028	(1,774)

Net cash used in operating activities	(1,484)	(6,547)

Investing activities:
Purchases of property and equipment	(844)	(2,284)
Purchases of retail real estate	—	(3,344)
Proceeds from sales of property and equipment	1,069	1,694
Proceeds from sales of investments	11,042	12,088
Purchases of investments	(6,987)	(7,636)
Dividends from an affiliate	2,811	2,811
Proceeds from sale of certain assets of Weiman division	—	1,300
Net cash received (paid) on licensee notes	699	(1,933)
Other, net	(48)	(248)

Net cash provided by investing activities	7,742	2,448

Financing activities:
Borrowings under revolving credit facility	1,000	8,000
Repayments of long-term debt	(770)	(201)
Repayments of real estate notes payable	(334)	(247)
Issuance of common stock	348	397
Repurchases of common stock	(476)	(910)
Cash dividends	(4,730)	(4,728)

Net cash provided by (used in) financing activities	(4,962)	2,311

Change in cash and cash equivalents	1,296	(1,788)
Cash and cash equivalents—beginning of period	6,051	7,109

Cash and cash equivalents—end of period	$7,347	$5,321

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Segment Information

(In thousands)

	13 Weeks Ended		26 Weeks Ended
		(Restated)		(Restated)
	May 26, 2007	May 27, 2006	May 26, 2007	May 27, 2006
Net Sales
Wholesale	$63,388	$75,401	$125,734	$151,729
Retail	21,909	20,927	43,092	42,803
Inter-company elimination	(9,865)	(8,665)	(19,974)	(20,380)

Consolidated	$75,432	$87,663	$148,852	$174,152

Operating Income (loss)
Wholesale	$377	$3,443	$(783)	$7,190
Retail	(2,749)	(2,587)	(5,125)	(4,709)
Inter-company elimination	260	214	283	(213)
Restructuring and impaired asset charge	(1,935)	—	(5,544)	—
Lease exit costs	(1,934)	—	(1,934)	—

Consolidated	$(5,981)	$1,070	$(13,103)	$2,268

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Reconciliation of Net Income as Reported

to Net Income as Adjusted (Unaudited)

(In thousands, except for per share data)

	26 Weeks Ended May 26, 2007	Per Share	26 Weeks Ended May 27, 2006	Per Share
Net income (loss) as reported	$(6,607)	$(0.56)	$5,013	$0.42
Restructuring & impaired asset charges, net of taxes (a)	3,382	0.29	—	—
Lease exit costs, net of taxes (a)	1,180	0.10	—

Net income (loss) as adjusted	$(2,045)	$(0.17)	$5,013	$0.42

	13 Weeks Ended May 26, 2007	Per Share	13 Weeks Ended May 27, 2006	Per Share
Net income (loss) as reported	$(2,420)	$(0.20)	$2,833	$0.24
Restructuring & impaired asset charges, net of taxes (a)	1,180	0.10	—	—
Lease exit costs, net of taxes (a)	1,180	0.10	—	—

Net income (loss) as adjusted	$(60)	$—	$2,833	$0.24

(a)	Adjustments are net of income taxes at a 39% effective tax rate

The Company has included the “as adjusted” information because it uses, and believes that others may use, such information in comparing the Company’s operating results from period to period. However, the items excluded in determining the “as adjusted” information are significant components in understanding and assessing the Company’s overall financial performance for the periods covered.

Restatement of Financial Statements

As more fully discussed in our 2006 Form 10-K, the fiscal 2006 quarterly financial information was restated based on our review of the accounting treatment associated with our acquisition of three retail licensee operations in fiscal 2005 and the classification of certain notes receivable activity in the statement of cash flows. The effects of those restatements on the financial statements for the quarter and six months ended May 27, 2006 included herein are summarized below:

	Increase (Decrease)
	Quarter Ended May 27, 2006	Six Months Ended May 27, 2006
Gross profit	$(212)	$(549)
Operating income	(85)	(302)
Net income	(52)	(182)

Cash flow from operations	$—	$1,933
Cash flow from investing activities	—	(1,933)